Exhibit 15



May 15, 2002


IDACORP, Inc.
Boise, Idaho


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and subsidiaries for the periods ended March 31, 2002 and 2001, as indicated in our report dated April 24, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended
March 31, 2002, is incorporated by reference in IDACORP, Inc.'s Registration Statement Nos. 333-00139,
333-65698, 333-64737, and 333-83434 on Form S-3, Registration
Statement Nos. 333-89445, 333-65157 and 333-65406 on Form S-8
and Registration Statement No. 333-57422 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Boise, Idaho